Registration No. 333-173434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4 ON FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6798	61-1055020
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 S. Wacker Drive, Suite 4800

Chicago, Illinois  60606

(877) 483-6827

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nationwide Health Properties, Inc.
2005 Performance Incentive Plan, as Amended

(Full title of the plans)

T. Richard Riney, Esq.

General Counsel

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky  40223

(502) 357-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robin Panovka, Esq.
Trevor S. Norwitz, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.25 per share	150,280	(1)	(1)	(1)

(1)   This Post-Effective Amendment No. 1 relates to the offer and sale, from time to time, of up to 150,280 shares of common stock, par value $0.25 per share, issuable by the Registrant upon exercise or payment of certain equity-based awards outstanding under the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, as amended (the “Plan”), and assumed by the Registrant, which shares were originally registered on the Registrant’s Registration Statement on Form S-4 (Registration No. 333-173434), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission  on April 11, 2011.  The registration fee for these shares was previously paid in connection with the filing of the Registration Statement.

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

EXPLANATORY NOTE

Ventas, Inc., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-4, as amended (Registration No. 333-173434), by filing this Post-Effective Amendment No. 1 on Form S-8.

On July 1, 2011, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of February 27, 2011 (the “Merger Agreement”), by and among the Company, Needles Acquisition LLC, a wholly owned subsidiary of the Company (“Merger Sub”), and Nationwide Health Properties, Inc., a Maryland corporation (“NHP”), NHP merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity with the name “Nationwide Health Properties, LLC.”  By virtue of the Merger, each outstanding share of NHP common stock, par value $0.10 per share (“NHP Common Stock”) (other than shares owned by any wholly owned subsidiary of NHP, the Company or any subsidiary of the Company, which shares were cancelled), was converted into the right to receive 0.7866 shares (the “Exchange Ratio”) of Company common stock, par value $0.25 per share (“Company Common Stock”).  Pursuant to the Merger Agreement, in connection with the Merger, the Company assumed certain outstanding options to purchase NHP Common Stock and certain outstanding restricted stock units payable in shares of NHP Common Stock (in each case, subject to adjustment for the Exchange Ratio).

This Post-Effective Amendment No. 1 relates to the offer and sale, from time to time, of up to 150,280 shares of Company Common Stock that may be issued by the Company upon exercise or payment of the stock options and restricted stock units described above.  The stock options and restricted stock units were issued pursuant to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, as amended (the “Plan”), and will continue to be subject to the terms and conditions of the Plan and the applicable award agreements, except as described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Certain Documents By Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

A.                                   The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the Annual Report on Form 10-K/A.

B.                                     The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

C.                                     The Company’s Current Reports on Form 8-K, filed on February 3, 2011, February 17, 2011 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition), February 28, 2011 (however, we do not incorporate by reference any information under Item 7.01, Regulation FD Disclosure), March 24, 2011, April 11, 2011, May 9, 2011, May 12, 2011, May 17, 2011, May 18, 2011, May 20, 2011, June 20, 2011, July 1, 2011, and July 11, 2011.

D.                                    Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders filed on Schedule 14A with the Commission on March 28, 2011.

E.                                      All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010.

F.                                      The description of Company Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 23, 1992, as amended.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Post-Effective Amendment No. 1 and prior to the filing of a subsequent post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of the filing of such documents with the Commission (such documents, together with the documents listed above, the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed Incorporated Document) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Delaware law”) empowers the Company to, and Article VII of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that the Company will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was one of the Company’s directors or officers, or is or was serving at the Company’s request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding.  The Company may provide by action of its board of directors (the “Board”) through agreement, resolution or by a provision in the Company’s Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), indemnification of the Company’s employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Charter.

Expenses incurred by such a person in his or her capacity as one of the Company’s directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company as authorized by Delaware law.  Expenses incurred by a person in any capacity other than as one of the Company’s officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board deems appropriate.

Pursuant to Section 102(b)(7) of Delaware law, the Charter eliminates certain liability of the Company’s directors for breach of their fiduciary duty of care.  Article VI of the Charter provides that neither the Company nor its stockholders may recover monetary damages from the Company’s directors for breach of the duty of care in the performance of their duties as the Company’s directors.  Article VI does not, however, eliminate the liability of the Company’s directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware law (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of the Charter is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons.  No amendment to the Charter or repeal of any article thereof increases the liability of any of the Company’s directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of the Charter is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

The Company may purchase and maintain insurance on behalf of any person who is or was one of the Company’s directors, officers, employees or agents, or is or was serving at the Company’s request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Charter or under any provisions of Delaware law.

The Company currently has in effect directors’ and officers’ liability insurance policies.  These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 7.                                                           Exemptions from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of February 27, 2011, by and among the Company, Needles Acquisition LLC and Nationwide Health Properties, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on February 28, 2011).

4.1

Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

4.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as previously amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 11, 2011).

4.3	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on October 4, 2010).

4.4	Amendment No. 1 to the Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 11, 2011).

4.5	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.6

Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated by reference to the Prospectus included in the Company’s Registration Statement on Form S-3 (Registration No. 333-155770), filed on November 28, 2008, as supplemented).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the common stock being registered.

10.1

Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (incorporated by reference to Appendix B to the Proxy Statement of Nationwide Health Properties, Inc. (File No. 001-09028), filed pursuant to Section 14(a) of the Exchange Act on March 24, 2005).

10.2

First Amendment to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, dated October 28, 2008 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Nationwide Health Properties, Inc. (File No. 001-09028), filed on November 3, 2008).

23.1**	Consent of Ernst & Young LLP (with respect to Ventas, Inc.).

23.2**	Consent of Deloitte & Touche LLP (with respect to Atria Senior Living Group, Inc.).

23.3**	Consent of Deloitte & Touche LLP (with respect to One Lantern Senior Living Group Inc).

23.4**	Consent of Ernst & Young LLP (with respect to Nationwide Health Properties, LLC).

23.5*	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney.

* Previously filed.

** Filed herewith.

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chicago, State of Illinois, on August 1, 2011.

VENTAS, INC.

By:	/s/ Debra A. Cafaro
	Name:	Debra A. Cafaro
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Debra A. Cafaro	Chairman of the Board, Chief	August 1, 2011
Debra A. Cafaro	Executive Officer and Director
(Principal Executive Officer)

*	Executive Vice President and	August 1, 2011
Richard A. Schweinhart	Chief Financial Officer
(Principal Financial Officer)

Chief Accounting Officer and
*	Controller	August 1, 2011
Robert J. Brehl	(Principal Accounting Officer)

*	Director	August 1, 2011
Douglas Crocker II

*	Director	August 1, 2011
Ronald G. Geary

*	Director	August 1, 2011
Jay M. Gellert

	Director	August 1, 2011
Richard I. Gilchrist

	Director	August 1, 2011
Matthew J. Lustig

	Director	August 1, 2011
Douglas M. Pasquale

	Director	August 1, 2011
Robert D. Paulson

*	Director	August 1, 2011
Robert D. Reed

*	Director	August 1, 2011
Sheli Z. Rosenberg

*	Director	August 1, 2011
Glenn J. Rufrano

*	Director	August 1, 2011
James D. Shelton

*	Director	August 1, 2011
Thomas C. Theobald

*By:	/s/ Debra A. Cafaro
Name:	Debra A. Cafaro, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of February 27, 2011, by and among the Company, Needles Acquisition LLC and Nationwide Health Properties, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on February 28, 2011).

4.1

Amended and Restated Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

4.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as previously amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 11, 2011).

4.3	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on October 4, 2010).

4.4	Amendment No. 1 to the Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 11, 2011).

4.5	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.6

Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated by reference to the Prospectus included in the Company’s Registration Statement on Form S-3 (Registration No. 333-155770), filed on November 28, 2008, as supplemented).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of common stock being registered.

10.1

Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (incorporated by reference to Appendix B to the Proxy Statement of Nationwide Health Properties, Inc. (File No. 001-09028), filed pursuant to Section 14(a) of the Exchange Act on March 24, 2005).

10.2

First Amendment to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan, dated October 28, 2008 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Nationwide Health Properties, Inc. (File No. 001-09028), filed on November 3, 2008).

23.1**	Consent of Ernst & Young LLP (with respect to Ventas, Inc.).

23.2**	Consent of Deloitte & Touche LLP (with respect to Atria Senior Living Group, Inc.).

23.3**	Consent of Deloitte & Touche LLP (with respect to One Lantern Senior Living Group Inc).

23.4**	Consent of Ernst & Young LLP (with respect to Nationwide Health Properties, LLC).

23.5*	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney.

* Previously filed.

** Filed herewith.